                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a - 11 (c) or
     Section 240.14a - 12

                           PEOPLE'S CHOICE TV CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No. :
(3)  Filing Party:
(4)  Date Filed:

                           PEOPLE'S CHOICE TV CORP.

                        Two Corporate Drive, Suite 249
                          Shelton, Connecticut 06484

                        ------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To be Held on December 12, 1997

                         -----------------------------

To the Stockholders of
People's Choice TV Corp.:

     The Annual Meeting of the Stockholders of People's Choice TV Corp., a Delaware corporation (the "Company"), for the 1997 calendar year will be held on December 12, 1997, at 1:00 p.m., local time, at One Corporate Drive, Shelton, Connecticut for the following purposes:

     (1)  To elect one director to serve for a three-year term.

     (2) To authorize an amendment to the Company's 1993 Stock Option Plan to increase the number of shares issuable thereunder to 1,800,000.

     (3) To consider and vote upon such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 22, 1997 will be entitled to notice of and to vote at this Annual Meeting of Stockholders and any adjournment thereof.

     The Company's Annual Report on Form 10-K for the year ended December 31, 1996 is being mailed to stockholders with this Notice.

                              By Order of the Board of Directors

                              Donald E. Olander,
                              Vice President, General Counsel
                              and Corporate Secretary

November 6, 1997

     Even if you expect to attend the meeting, you are requested to complete and sign the enclosed proxy and return it promptly in the accompanying envelope. Returning the proxy will not limit your right to vote in person or to attend the Annual Meeting of Stockholders but will ensure your representation if you cannot attend. The proxy is revocable at any time prior to its use.

                                PROXY STATEMENT

                                      OF

                           PEOPLE'S CHOICE TV CORP.

          This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of People's Choice TV Corp., a Delaware corporation (the "Company"), to be held at One Corporate Drive, Shelton, Connecticut, on Friday, December 12, 1997, at 1:00 p.m., local time, and any adjournment thereof. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about November 6, 1997.

Persons Making the Solicitation

          The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournment of the meeting. All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, telefax, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material.

Record Date and Shares Outstanding

          As of October 22, 1997, the Company had issued and outstanding 12,923,817 shares of Common Stock and 644,541 shares of Convertible Cumulative Pay-in-Kind Preferred Stock (the "Convertible Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Convertible Preferred Stock is entitled to 4.444 votes. Including outstanding shares of Convertible Preferred Stock, there will be 15,788,445 votes entitled to be cast at the Annual Meeting. The shares of Common Stock and shares of Convertible Preferred Stock will vote together as a single class on all matters to be submitted to a vote at the Annual Meeting. The shares of Common Stock and Convertible Preferred Stock constitute the only classes of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on October 22, 1997 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof.

Revocability of Proxy

          A proxy may be revoked by a shareholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted FOR the election of the director named herein, FOR the amendment to the People's Choice TV Corp. 1993 Stock Option Plan, and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

Quorum; Abstentions; Broker Non-Votes

          The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of Common Stock and Convertible Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

          The Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the particular proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

          While broker non-votes should be counted for the purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

                            PRINCIPAL STOCKHOLDERS

          The authorized capital stock of the Company consists of Common Stock and Convertible Preferred Stock. The holders of the Convertible Preferred Stock are entitled to vote with the holders of the Common Stock as a single class on all matters submitted to the stockholders of the Company. When voting with the Common Stock as a single class, each share of Convertible Preferred Stock is entitled to 4.444 votes per share.

          The table below sets forth, as of October 22, 1997, certain information regarding beneficial ownership of Common Stock or Convertible Preferred Stock with respect to (i) each person or entity known to the Company who beneficially owns 5% or more of the outstanding shares of Common Stock or Convertible Preferred Stock, (ii) each director, (iii) the Company's Chief Executive Officer and other most highly compensated executive officers in fiscal 1996 and (iv) all executive officers and directors of the Company as a group:



                                Number and
                               Percentage of        Number and      Percentage
                                 Shares of        Percentage of      of Common
                                Convertible           Shares          Voting
Name of Beneficial Owner      Preferred Stock    of Common Stock       Power
------------------------     -----------------  ------------------  -----------
Blackstone Capital
 Partners II Merchant
 Banking
 Fund L.P. (1)                484,348     75%                            13.6%
Blackstone Offshore
 Capital Partners II L.P.
 (1)                          127,089     20%                             3.6%
Blackstone Family
 Investment Partnership II
  L.P. (1)                     33,105      5%                             1.0%
James J. Mossman(2)                      100%                            18.2%
Anthony Grillo (2)                       100%                            18.2%
Matthew Oristano (3)                             1,258,194    9.7%        8.0%
BCI Growth III, L.P. (4)                         1,180,474    9.1%        7.6%
FMR Corp. (5)                                      809,675    6.3%        5.1%
Fleming Capital
 Management(6)                                   1,238,050    9.6%        7.8%
Dimensional Fund
 Advisors(7)                                       942,421    7.3%        6.0%
Victor Oristano (8)                                529,544    4.1%        3.4%
Terry L.Scott                                            0    *           *
Todd A. Rowley                                      41,833    *           *
Charles F. Schwartz                                  6,667    *           *
Peter Lynch                                          4,167    *           *
Robert Young                                        35,200    *           *
All executive officers and
 directors as a group
 (11 persons) (9)             644,541    100%    1,895,364   14.7%        30.1%
---------------

  * Less than 1%

(1) The principal address of Blackstone Capital Partners II Merchant Banking Fund L.P. ("BCPII") and Blackstone Family Investment Partnership II L.P. ("BFIPII") is 118 North Bedford Road, Mount Kisco, New York 10549. The principal address of Blackstone Offshore Capital Partners II L.P. ("BCP Offshore") is c/o Mees Pierson Management (Cayman), British American Center, Dr. Roy's Drive, Georgetown, Grand Cayman, British West Indies. The general partner of BCPII, BFIPII and BCP Offshore is Blackstone Management Associates II L.L.C. ("BMAII"). The members of BMAII have the power to vote and dispose of the PCTV Convertible P-I-K Preferred Stock.
(2) Messrs. Mossman and Grillo are affiliated with The Blackstone Group L.P. in the capacities described under "Proposal One--Preferred Stock Directors." Each such person's business address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154. Mr. Mossman and Mr. Grillo are members of BMAII. Therefore, Mr. Mossman and Mr. Grillo may be deemed to share beneficial ownership of the PCTV Convertible Preferred Stock. Mr. Mossman and Mr. Grillo disclaim beneficial ownership of any such shares of PCTV Convertible Preferred Stock.
(3) Includes (i) 112,808 shares of Common Stock which Matthew Oristano owns directly, (ii) 910,440 shares of Common Stock owned by Alda Multichannels, Ltd. for which Matthew Oristano may be deemed to share voting power and investment power with members of his immediate family, (iii) 31,613 additional shares of Common Stock over which Matthew Oristano may be deemed to exercise indirect control, and (iv) 203,333 shares of Common Stock which Matthew Oristano has an option to acquire within 60 days of the date hereof pursuant to stock option agreements but excludes 1,667 shares which he has the option to acquire thereafter.
(4) BCI Growth's mailing address is c/o BCI Advisors, Inc., Glenpointe Centre West, Teaneck, New Jersey 07666.
(5) The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts
    02109.
(6) The address of Fleming Capital Management is 320 Park Ave., New York, NY 10022.
(7) The address of Dimensional Fund Advisors is 1299 Ocean Ave., Santa Monica, CA 90401.
(8) Includes (i) 36,000 shares of Common Stock which Victor Oristano and his spouse own directly, (ii) 381,877 shares of Common Stock held by certain trusts and a foundation over which shares Victor Oristano may be deemed to exercise partial control, (iii) 10,000 shares of Common Stock held by a limited partnership over which shares Victor Oristano may be deemed to exercise partial control, and (iv) 101,667 shares of Common Stock which Victor Oristano has an option to acquire within 60 days of the date hereof pursuant to a stock option agreement.
(9) Includes 371,001 shares of Common Stock which all directors and executive officers of the Company have the option to acquire within 60 days of the date hereof but does not include 277,499 additional shares which all directors and executive officers have an option to acquire thereafter.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     There are currently five members of the Board of Directors of the Company. Three of these members are elected by the holders of the Common Stock and Convertible Preferred Stock voting as a single class (the "Common Stock Directors"). Two of these directors are elected by the holders of the Convertible Preferred Stock voting as a separate class (the "Preferred Stock Directors"). The Common Stock Directors are divided into three classes, with directors in each class serving three-year staggered terms. There are currently three Common Stock Directors, consisting of one director who is serving for a term which expires at this Annual Meeting, one director who is serving for a term which expires at the Annual Meeting of Stockholders in 1998, and one director who is serving for a term which expires at the Annual Meeting of Stockholders in 1999.

     The Board of Directors has nominated Terry L. Scott to serve as a director of the Company until the Annual Meeting of Stockholders in 2000 or until his respective successor is duly elected and qualified.

     The nominee has consented to be a nominee and to serve as a director if elected. Except as otherwise directed on the proxy card, the persons named as proxies will vote for the election of the designated nominee. In the event that the nominee should become unavailable for election as a director, the persons named as proxies will vote for any substitute nominee as the Board of Directors may select.

     Set forth below is biographical information for Terry L. Scott and each person whose term of office as director will continue after the Annual Meeting.

Common Stock Directors
----------------------

                  Nominee for Election for a Three-Year Term
                      Expiring at the 2000 Annual Meeting

     Terry L. Scott has been a director of the Company since March of 1997 when he was elected by the Board of Directors to fill a vacancy. Mr. Scott is currently Chairman and Chief Executive Officer of Flash Comm, Inc., a privately held company involved in data communications. From January, 1994 through October of 1995, Mr. Scott was President and Chief Executive Officer of Paging Network, Inc. From 1993 to 1995 Mr. Scott served on the board of directors of Paging Network. Mr. Scott first became President of Paging Network in February of 1993. From 1990 to 1993, Mr. Scott was Senior Vice President--Finance and Administration, Treasurer and Chief Financial Officer of Paging Network. Mr. Scott serves on the board of directors of the Personal Communications Industry Association (PCIA) and was on the executive committee of the PCIA from 1990 to 1995. Mr. Scott received a BS in Accounting from Bradley University in 1972 and is a Certified Public Accountant. Mr. Scott was born on October 21, 1950.

          Director Continuing in Office until the 1999 Annual Meeting

     Matthew Oristano has been the Chairman and Chief Executive Officer and a director of the Company since its formation in April 1993. From 1988 to 1993, Mr. Oristano served as an executive and manager of the Company's predecessors. Mr. Oristano also serves on the board of directors and executive committee of the Wireless Cable Association International ("WCA"), one of the wireless cable industry's trade associations. From 1984 to 1988 Mr. Oristano was on the executive committee of and was the Chief Executive of Croydon Cable Television, one of the first cable systems in the United Kingdom built by an American company. Also, Mr. Oristano was founder and, from 1984 to 1988, the Chief Executive Officer of Bravo, a UK movie service delivered to cable operators. In addition, Mr. Oristano was a board member from 1985 to 1988 and founder of The Cable Guide, the UK national cable TV guide. Mr. Oristano was on the board of directors and executive committee of the Cable Television Association of Great Britain from 1987 to 1988. From 1982 to 1984, Mr. Oristano was the General Manager of the Bridgeport, Connecticut cable system owned and operated by a partnership which was controlled by the Oristano family. During 1984 and 1985, Mr. Oristano was also President of the Connecticut Cable Television Association. Mr. Oristano holds a degree in physics from Rennselaer Polytechnic Institute. Mr. Oristano is the son of Mr. Victor Oristano. Mr. Oristano was born on May 1, 1956.

          Director Continuing in Office until the 1998 Annual Meeting

     Victor Oristano has been Vice Chairman and a director of the Company since its formation in April 1993. Mr. Oristano is also a director of Cablevision Systems Corporation, one of the largest cable television system operators in the United States. Prior to his involvement with the Company, Mr. Oristano was from 1983 to 1989 Chairman of Cablevision UK, which was in a partnership with Cablevision Systems Corporation, and then with United Cable and United Artists Entertainment, to develop cable systems in the United Kingdom. Mr. Oristano is the father of Matthew Oristano, the Company's Chairman and Chief Executive Officer. Born on September 10, 1916, Mr. Oristano built his first cable television system in 1966.

Preferred Stock Directors
-------------------------

     The following individuals currently serve on the Board of Directors as the Preferred Stock Directors:

     James J. Mossman has been a Senior Managing Director of The Blackstone Group L.P. since January 1990. He was a Vice President of The Blackstone Group from September 1986 to December 1989. Mr. Mossman serves on the board of directors of Transtar, Inc., Collins & Aikman Corporation, and Great Lakes Dredge & Dock Corporation. Mr. Mossman was born on November 5, 1958.

     Anthony Grillo has been a Senior Managing Director of The Blackstone Group L.P. since January 1993. He was a Managing Director of The Blackstone Group from May 1991 to January 1993. Mr. Grillo serves on the board of directors of Littelfuse, Inc., Tracor, Inc., Joule, Inc., Bar Technologies, Inc. and other privately held companies. Mr. Grillo was born on July 12, 1955.

     As described above, the Preferred Stock Directors are elected for annual terms by the holders of the Convertible Preferred Stock voting as a separate class. The holders of the Convertible Preferred Stock have advised the Company that they intend to elect Messrs. Mossman and Grillo to serve as Preferred Stock Directors of the Company for an annual term ending in 1998.

                       Board Committees and Compensation

     The members of the Audit Committee of the Board of Directors consist of Matthew Oristano, Anthony Grillo and Terry Scott. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the Company's accounting and financial reporting activities.

     The members of the Compensation Committee of the Board of Directors consist of Matthew Oristano, Anthony Grillo and Terry Scott. The Compensation Committee determines the compensation to be paid by the Company to its executive officers.

     The members of the Stock Option Committee consist of Matthew Oristano, Anthony Grillo and Terry Scott. The Stock Option Committee administers the 1993 Stock Option Plan currently maintained by the Company.

     During the year ended December 31, 1996, the Board of Directors met in person or telephonically five times. The Audit Committee met once in 1996. The Compensation Committee and the Stock Option Committee each met one time during 1996. No director attended less than 75% of the total number of meetings of the Board of Directors (held during the period for which he was a director) and of the committees of the Board of Directors on which such director served during fiscal 1996.

     Directors who are not officers or consultants are paid an annual fee of $5,000 and a fee of $500 per meeting attended, not to exceed $5,000 per year per director, plus out-of-pocket expenses. Mr. Scott received options to purchase 10,000 shares of Company Common Stock at the time of his appointment to the Board of Directors. Officers and consultants who also serve as directors do not receive fees for serving as directors.

Vote Required and Recommendation

     The Board of Directors unanimously recommends that shareholders vote FOR the nominee set forth above.

     The nominee receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to be voted for such nominee shall be elected as director. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Shareholders do not have the right to cumulate their votes in the election of directors.

                                  PROPOSAL TWO

                    AMENDMENT OF THE 1993 STOCK OPTION PLAN

    Proposed Amendment

    On April 30, 1993, the Company adopted the Company's 1993 Stock Option Plan (the "1993 Plan"). On October 22, 1997, the Board of Directors of the Company approved an amendment to the 1993 Plan to increase the number of shares of Common Stock available for issuance thereunder from 900,000 to 1,800,000. At this Annual Meeting the stockholders of the Company are being asked to approve such increase in shares under the 1993 Plan. The Board of Directors believes that the adoption of the amendment to the 1993 Plan will be helpful in attracting, motivating and retaining executives and other key employees.

    Summary of the Plan

    Eligibility.  Under the 1993 Plan, options to purchase shares of Common
    ------------
Stock may be granted from time to time to key employees (including officers), directors, advisors and independent consultants to the Company or to any of its subsidiaries (excluding Matthew and Victor Oristano).

    Administration.  The 1993 Plan is currently administered by the Stock Option
    --------------
Plan Committee which currently consists of Matthew Oristano, Anthony Grillo and Terry Scott. The committee is generally empowered to interpret the 1993 Plan, to prescribe rules and regulations relating thereto, to determine the terms of the option agreements, to amend them with the consent of the optionee, to determine the employees to whom options are to be granted, and to determine the number of options to be granted and the exercise price thereof.

    Exercise Price.  The per share exercise price of options granted under the
    ---------------
1993 Plan will not be less than 100% of the fair market value per share of the Common Stock on the date options are granted.

    Term.  Options will be exercisable for a term that will not be greater than
    -----
ten years from the date of grant. Options may be exercised only while the original grantee has a relationship with the Company which confers eligibility to be granted options or within three months after the termination of such relationship with the Company, or up to one year after death, retirement or permanent disability. In the event of the termination of such relationship between the original grantee and the Company for cause (as defined in the 1993
Plan), all options granted to that original optionee terminate immediately. Options granted under the 1993 Plan are not transferable other than by will or the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

    Amendment or Termination.  The Board of Directors may modify, suspend or
    -------------------------
terminate the 1993 Plan, provided, however, that certain material modifications affecting the 1993 Plan must be approved by the stockholders, and any change in the 1993 Plan that may adversely affect an optionee's rights under an option previously granted under the 1993 Plan requires the consent of the optionee.

    Tax Information.  The following discussion summarizes the material federal
    ----------------
income tax consequences of participation in the 1993 Plan based on the law as in effect on December 31, 1996, including in the case of options granted under the 1993 Plan, such consequences of issuance and exercise of such options to the Company and the optionee. This summary of certain federal income tax consequences of participation in the 1993 Plan does not purport to cover federal employment tax or other federal tax consequences that may be associated with the plans, nor does it cover state, local or non-U.S. taxes.

    An optionee realizes no taxable income upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an incentive stock option within two years from the date of grant or within one year after exercise produces ordinary income to the optionee and a deduction to the Company equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

    In the case of a nonstatutory option, the optionee has no taxable income at the time of grant but realizes income at the time of exercise in an amount equal to the excess at that time of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

    Amended Plan Benefits

    The following table sets forth grants of stock options received under the 1993 Plan for the fiscal year ended December 31, 1996 by (i) the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1996, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all officers who are not executive officers, as a group. Grants under the 1993 Plan are made at the discretion of the Stock Option Committee.

                             Amended Plan Benefits

                                            Exercise
                                          Price ($/Sh)   Number of Options
                                          -------------  -----------------
Matthew Oristano
   Chairman and Chief Executive Officer              0                   0
Robert Young                                      4.00               5,000
Peter Lynch                                       4.00              30,000
Charles F. Schwartz                               4.00              30,000
Todd A. Rowley                                    4.00              30,000
Executive Group (8 persons)                       4.00             125,000
Non-Executive Director Group (3 persons)             0                   0
All Employee Group (23 persons)           4.00 - 11.50             259,500


Vote Required and Board of Director's Recommendation

    Approval of the increase in shares reserved under the 1993 Plan requires the affirmative vote of a majority of the Votes Cast. Accordingly, abstentions will have the same effect as votes against this proposal and broker non-votes will not affect the outcome of voting on this proposal.

    The Board of Directors recommends a vote FOR the approval of the amendment to the 1993 Plan.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation for the fiscal years listed received by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

                                                Summary Compensation Table

                                                     Annual Compensation
                                        --------------------------------------------
                                                                                           Long Term
                                          Fiscal                        Other Annual  Compensation Awards      All Other
Name and Principal Position                Year    Salary    Bonus(1)   Compensation       Options(#)       Compensation(2)
----------------------------------------  ------  --------  ----------  ------------  -------------------   ---------------
Matthew Oristano                            1996  $212,000  $     0               $0                    0        $ 1,900
   Chairman and Chief Executive Officer     1995  $212,000  $     0               $0                    0        $50,000(3)
                                            1994  $212,000  $50,000               $0                5,000        $50,000(3)

Robert Young (4)                            1996  $126,000  $37,300               $0                5,000        $ 2,300
   Senior Vice President

Peter Lynch (5)                             1996  $142,000  $     0               $0               30,000        $ 1,500
   Senior Vice President--Operations and    1995  $ 54,000  $     0               $0               25,000        $   900
   Marketing

Charles F. Schwartz                         1996  $139,000  $     0               $0               30,000        $   900
   Senior Vice President, Chief             1995  $108,000  $     0               $0               20,000        $   650
    Financial Officer                       1994  $108,000  $25,000               $0                7,000        $   400

Todd A. Rowley                              1996  $121,000  $     0               $0               30,000        $   600
   Senior Vice President--Market            1995  $108,000  $15,000               $0               15,000        $   200
    Development                             1994  $108,000  $ 7,500               $0                7,000        $   200

_______________

(1) Cash bonuses for services rendered in fiscal years 1996, 1995 and 1994 have been listed in the year earned, but were actually paid in the following fiscal year.
(2) Except as otherwise noted, the items reported are for life insurance premiums and matching contributions to the Company's 401(k) plan.
(3) Reflects $50,000 received from Alda Communications Corp. as directors' fees.
(4) Mr. Young became an executive officer of the Company in January, 1996.
(5) Mr. Lynch became an executive officer of the Company in June, 1995.

The following table sets forth certain information regarding stock option grants made to the named executive officers in 1996.

                       Option Grants in Last Fiscal Year

                                        Individual Grants
                     ------------------------------------------------------
                                       % of Total                            Potential Realizable Value
                                        Options                              at Assumed Annual Rates of
                                       Granted to     Exercise                Stock Price Appreciation
                         Options       Employees       Price     Expiration     for Option Term/(1)/
Name                   Granted (#)   in Fiscal Year   ($/Sh.)       Date       5%($)             10%($)
----                   -----------   --------------   -------       ----       -----             ------
Matthew Oristano                 0          --            --           --          --                --
Robert Young            5,000/(2)/         1.9%         4.00      1/28/07     $12,578          $ 31,875
Peter Lynch            30,000/(2)/        11.6%         4.00      1/28/07     $75,467          $191,249
Charles F. Schwartz    30,000/(2)/        11.6%         4.00      1/28/07     $75,467          $191,249
Todd A. Rowley         30,000/(2)/        11.6%         4.00      1/28/07     $75,467          $191,249

---------------

1 Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year term of the option. Potential realizable values are net of exercise price, but before taxes associated with exercise. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

2 Incentive stock option which has an exercise price equal to the fair market value of the Common Stock on the date of grant, vests at a rate of 33 1/3 percent on the first, second and third anniversary of the grant date and has a term of ten years.

Option Exercises and Fiscal 1996 Year-End Value

     The number of options exercised and the value realized from any such exercise during fiscal 1996 and the number and value of options held at fiscal year end for the named executive officers are set forth in the following table.

                      Aggregate Option Exercises and Fiscal Year-End Option Values
                      ------------------------------------------------------------

                                                      Number of Securities
                                                     Underlying Unexercised       Value of Unexercised
                                                     Options at Fiscal Year     In-the-Money Options at
                                                            End (#)              Fiscal Year End ($)(1)
                                                   --------------------------  --------------------------
                         Shares       Value
                       Acquired on   Realized
Name                   Exercise(#)    ($)(2)       Exercisable  Unexercisable  Exercisable  Unexercisable
----                   -----------    -----        -----------  -------------  -----------  -------------
Matthew Oristano              0          0           203,333          1,667             $0             $0
Robert Young                  0          0                 0          5,000             $0       $ 10,625
Peter Lynch                   0          0                 0         55,000             $0       $ 90,313
Charles F. Schwartz           0          0                 0         70,000             $0       $106,250
Todd A. Rowley                0          0            36,000         65,000       $216,900       $100,938
---------------

(1) Value of unexercised options is (i) the fair market value of the common stock at fiscal 1996 year end ($6.125) less the option exercise price per share, times (ii) the number of shares subject to the option.
(2) Value realized upon exercise is (i) the fair market value of the Common Stock on the date of exercise, less the option exercise price, times (ii) the number of shares of common stock received on exercise of the option.

Compensation Committee Interlocks and Insider Participation

     The following individuals serve as members of the Compensation Committee of the Board of Directors: Matthew Oristano, Anthony Grillo and Terry Scott. Certain transactions between members of the Compensation Committee and the Company are described below under "Certain Transactions".

Employment and Consulting Agreements

     The Company has a written employment agreement with Matthew Oristano. Pursuant to this agreement Mr. Oristano receives an annual base salary of $212,000 and he may receive an annual bonus to be determined by the Company's Compensation Committee. The agreement was executed by the Company and Mr. Oristano in April 1993, became effective in July 1993 upon the consummation of the Company's initial public offering and, unless terminated earlier by the Company or Mr. Oristano, will continue in effect for five years from the effective date. The agreement contains confidentiality and non-competition provisions and contemplates that Mr. Oristano will devote his full time to the business of the Company. Pursuant to this agreement, if Mr. Oristano's employment is terminated by the Company without cause, he is entitled to his base salary and certain benefits for the remainder of the employment term.

     The Company has a written employment agreement with Peter Lynch. This agreement provides that Mr. Lynch shall be entitled to an annual base salary of $143,000 and provides that he may receive an annual bonus to be determined by the Company's Compensation Committee. The agreement became effective in February 1996 and, unless terminated earlier by the Company or Mr. Lynch, will continue in effect for three years from the effective date. The agreement contains confidentiality and non-competition provisions and contemplates that Mr. Lynch will devote his full time to the business of the Company. If the Company terminates Mr. Lynch's employment prior to the end of his employment term, Mr. Lynch is entitled to receive the continuation of his base salary and benefits for a period of one year from the date of termination.

     The Company has a written employment agreement with Robert Young. This agreement provides that Mr. Young shall be entitled to an annual base salary of $133,000 and provides that he may receive an annual bonus of up to $50,000. The agreement became effective in January 1996 and, unless terminated earlier by the Company or Mr. Young, will continue in effect for three years from the effective date. The agreement contains confidentiality and non-competition provisions and contemplates that Mr. Young will devote his full time to the business of the Company. If Mr. Young's employment with the Company is terminated by the Company without cause Mr. Young is entitled to receive half his annual salary and bonus and six month's benefits as a severance payment.

     The Company has entered into change of control severance agreements with each of Mr. Lynch, Mr. Rowley and Mr. Schwartz which require the Company, in the case of a change of control of the Company and a severance event as defined in the agreements, to pay each of such officers two times their annual base salary and bonus. In addition, in the case of a change of control, options issued under the Company's 1993 Stock Option Plan vest immediately.

     The Company also has a written consulting agreement with Alda Limited Partners pursuant to which it and its chairman, Mr. Victor Oristano, have agreed to render management consulting services to the Company, including advice concerning strategic and financial planning matters, wireless cable system development and operation activities and public and stockholder relations matters. This agreement provides that the consultant shall be paid consulting fees of $158,000 per annum and provides that the consultant may receive an annual performance bonus to be determined by the Company. This agreement was executed by the Company and the consultant in April 1993, became effective in July 1993 upon the consummation of the Company's initial public offering of Common Stock and, unless terminated earlier by the Company or the consultant, will continue in effect for 5 years from the effective date. The agreement contains confidentiality and non-competition provisions and, if the consulting relationship is terminated by the Company without cause, entitles the consultant to the base consulting fees for the remainder of the consulting term.

                           REPORT OF THE COMPENSATION
                          AND STOCK OPTION COMMITTEES


     The Compensation Committee of the Board of Directors has responsibility for determining executive compensation. The Stock Option Committee administers and approves grants of options under the 1993 Stock Option Plan of the Company. There are three members of the Compensation Committee and Stock Option Committee, Mr. Grillo and Mr. Scott, who are non-employee directors, and Matthew Oristano, the Company's Chairman and Chief Executive Officer. Mr. Scott joined the Board of Directors of the Company in 1997 and did not participate in executive compensation decisions with respect to the 1996 fiscal year.


     The Company's executive compensation program is designed to support the achievement of the Company's long term performance objectives, to ensure that executive officers' interests are aligned with the success of the Company, and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. The Company's executive officer compensation program is currently comprised of base salary, cash bonus, and long-term incentive compensation (in the form of stock options).


     Base Salaries


     Base salaries reported in this Proxy Statement were determined by the Compensation Committee in 1993 in the case of Mr. Oristano, in 1995 in the case of Mr. Lynch, and in 1996 in the case of Mr. Young, Mr. Schwartz and Mr. Rowley. When determining base salaries, the Compensation Committee considered salary, bonus and long-term incentive compensation for other comparable companies in the high technology sector and in similar geographic areas and at similar stages of growth and development. To make these comparisons, the Compensation Committee reviewed public filings relating to other comparable companies and had discussions with other industry executives and financial advisors including its independent auditors. Based on a similar review, the Compensation Committee decided to increase Mr. Schwartz's and Mr. Rowley's base salaries in 1996. Neither Mr. Schwartz nor Mr. Rowley had received a base salary increase in 1995 or 1994.


     Cash Bonuses


     The Compensation Committee awarded a cash bonus of $37,300 to Mr. Young for fiscal 1996 pursuant to the terms of his employment agreement with the Company. None of the other named executives received a cash bonus for 1996.


     Stock Options


     The Company uses its stock option program to retain and motivate its executives and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The size of stock option awards are based on several factors. First, the Stock Option Committee considers the number of stock options granted and the number of options outstanding as a percentage of the total number of shares of Company Common Stock outstanding. Second, in the case of individual awards, the Stock Option Committee considers (i) each executive's position and performance,
(ii) prior award levels and total awards received to date by each executive, and
(iii) the number of options vested and unvested. Based on the Company's performance in fiscal 1996, the Committee decided to grant each of Mr. Lynch, Mr. Schwartz and Mr. Rowley 30,000 options and to grant Mr. Young 5,000 options.

     Chief Executive Officer Compensation

     The Chief Executive Officer's compensation level for fiscal 1996 was established by the Compensation Committee in connection with the execution of
the CEO's employment agreement with the Company in April 1993.   No cash bonus
or option grant was paid to the CEO for fiscal 1996 and the CEO's base salary was maintained at the same level as in 1995. The CEO's compensation may be increased in future years by the Compensation Committee, but only with the approval of a majority of the disinterested members of the Company's Board of Directors.

     Submitted By the Compensation and 1993 Stock Option Committee Matthew Oristano and Anthony Grillo

                               PERFORMANCE GRAPH

     All of the Company's Common Stock was privately owned until the Company's initial public offering which was effected on July 8, 1993 at an initial offering price of $10.50 per share. The following graph shows a comparison of cumulative total returns for the period beginning July 8, 1993 and ending on December 31, 1996 for (i) the Company's Common Stock, (ii) the NASDAQ Market Value Index, and (iii) a peer group index composed of companies included in the "Cable & Other Pay Television Services" category for which data is compiled by Media General Financial Services, Inc. The comparison assumes $100 was invested in the Company's Common Stock and in each of the two indices and assumes reinvestment of any dividends.

                             [GRAPH APPEARS HERE]

Company/Index Name     7/8/93  12/31/93  12/31/94  12/31/95  12/31/96
---------------------  ------  --------  --------  --------  --------
People's Choice TV     100.00    294.05    150.00    180.95     58.38
Peer Group Index       100.00    129.23     93.69    108.16     87.93
NASDAQ Market Index    100.00    107.50    112.86    146.39    181.92

     The peer group index compiled by Media General Financial Services, Inc. is composed of all companies with SIC Codes of 4841. All of the companies with such SIC Codes are included in the peer group index. A list of the companies included in this index will be furnished by the Company to any shareholder upon a written request to the Corporate Secretary of the Company.

                              CERTAIN TRANSACTIONS

Alda Channel Leases

     Alda Wireless Holdings, Inc. and Alda Gold, Inc. (together, the "Alda Companies"), which are controlled by Matthew Oristano, lease to the Company the rights to approximately 40 wireless cable frequencies held by such entities.
The leases provide that the Company shall have the exclusive right to use the frequencies for an unlimited number of successive one-year terms renewable at the option of the Company. The annual lease payments to be paid by the Company are nominal. The Company has the option to acquire these frequency licenses for $100 per license, and the right to lease any wireless cable frequency licenses acquired by the Alda Companies. The Company believes that the terms of these leases between the Company and the Alda Companies are no less favorable to the Company than the terms of any similar lease that could have been obtained through arm's length negotiations with an unaffiliated third party.

Blackstone Services

     The Company and affiliates of The Blackstone Group have entered into the following two agreements: (a) an advisory and consulting agreement pursuant to which Blackstone Management Partners L.P. will provide strategic financial planning and other services (other than investment banking or other financial advisory services in connection with acquisitions and divestitures by the Company) to the Company for an annual fee of $250,000 (plus reimbursement of certain out-of-pocket expenses) subject to the approval of the Company in each year; and (b) a separate agreement pursuant to which the Company paid The Blackstone Group L.P. a fee of $600,000 for financial advisory services provided by Blackstone in connection with the Company's acquisition of Preferred Entertainment, Inc.

Merger of Alda Communications Corp. into the Company

     The Chairman and Vice Chairman of the Company were stockholders and officers of Alda Communications Corp. ("ACC"). The primary asset of ACC was 661,304 shares of Company Common Stock. On June 27, 1996, ACC was merged into the Company and the Company thereby acquired the 661,304 shares of Common Stock held by ACC. As consideration in the merger, the Company issued 661,304 shares of Common Stock to the former stockholders of ACC including the Chairman and Vice Chairman of the Company. The merger was consummated without any cost to the Company.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996 and are serving in such capacity for the current fiscal year. The appointment of independent auditors is made annually by the Board of Directors. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews both the audit scope and estimated audit fees. Representatives from Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

                            SECTION 16(A) REPORTING

     The Company is not aware of any reports required to be filed with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934 that were filed late or not filed by the Company's directors or officers.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the next annual meeting and intended to be included in the proxy statement and form of proxy for that meeting must be in proper form and must be received on or before May 1, 1998. All such proposals should be sent to the Corporate Secretary of the Company, People's Choice TV Corp., Two Corporate Drive, Suite 249, Shelton, Connecticut 06484. The inclusion of any such proposal is subject to the applicable requirements of the proxy rules under the Securities Exchange Act of 1934.

                             ADDITIONAL INFORMATION

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 accompanies this Proxy Statement.

                                 OTHER MATTERS

     The Company does not know of any other matter or business that may be brought before the meeting. However, if any such matters or business properly come before the meeting, it is intended that the persons named as proxies in the enclosed form of proxy card will vote in accordance with their best judgment.

                                [BACK OF PROXY]

                            PEOPLE'S CHOICE TV CORP.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR ANNUAL MEETING OF STOCKHOLDERS -- DECEMBER 12, 1997

     The undersigned appoints Matthew Oristano, Charles F. Schwartz and Donald
E. Olander, or any of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the of the shares of Common Stock of People's Choice TV Corp., held of record by the undersigned on October 22, 1997, at the Annual Meeting of Stockholders to be held on December 12, 1997, or any adjournment thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominee named and FOR proposal No. 2.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                [FRONT OF PROXY]

                            PEOPLE'S CHOICE TV CORP.
                                     PROXY

1.   ELECTION of the following nominee as Director:    Terry Scott

     [_]     FOR the nominee
     [_]     WITHHOLD AUTHORITY to vote for the nominee

2. AMENDMENT of the 1993 Stock Option Plan to increase the number of shares of People's Choice TV Corp. Common Stock issuable under such plan to 1,800,000 shares.

     FOR   [_]         AGAINST   [_]            ABSTAIN   [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.


                                    -------------------------------------
                                    (Signature)

                                    -------------------------------------
                                    (Signature if held jointly)

                                    Date:
                                         ---------------------------
                                    (Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or other entity, the proxy should be signed by a duly authorized officer or other representative.)